Exhibit 10.19

Execution Version

Loan and Security Agreement

Borrower:	Quench USA, Inc.
Address:	780 5th Avenue, Suite 135
King of Prussia, PA 19406

Date:	October 7, 2011

This Loan and Security Agreement is entered into on the above date between ORIX Venture Finance LLC, a Delaware limited liability company (“ORIX”), with an address at 245 Park Avenue, 19th Floor, New York, NY 10167 and the borrower named above (“Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).  The Schedule to this Loan and Security Agreement being signed concurrently (the “Schedule”) is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1.     LOANS.

1.1 Loans.  Subject to the terms and conditions in this Agreement, ORIX shall make a loan to Borrower (the “Loan”), in the amount shown on the Schedule. The Loan may not be repaid and reborrowed.

1.2 Conditions.  The making of the Loan is subject to the satisfaction of the following conditions precedent, which Borrower agrees to satisfy on the date hereof: (i) all filings have been completed that are necessary or advisable to perfect the security interest of ORIX in the Collateral, including without limitation filings in the United States Copyright Office and United States Patent and Trademark Office, (ii) all documents relating to this Agreement have been executed and delivered, (iii)  there has been no Material Adverse Change since the date of the last financial statements provided to ORIX prior to the date hereof, (iv) UCC and other searches deemed necessary by ORIX have been completed and the results thereof are reasonably satisfactory to ORIX, (v) no Default or Event of Default has occurred and is continuing, (vi) receipt of an equity investment of not less than $14,000,000 from existing investors and/or other investors reasonably satisfactory to ORIX, (vii) the repayment of all existing indebtedness to Gladstone Investment Corporation, and (viii) all other matters relating to the Loan have been completed to ORIX’s reasonable satisfaction.

1.3 Interest.  The Loan and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement or in another written agreement signed by ORIX and Borrower.  Borrower shall pay accrued and unpaid interest on the Loan on the 7th day of each month, and at maturity.  The sending of a bill for interest in advance by ORIX shall not affect ORIX’s right to make adjustments to the same based on changes in the Base Rate as provided in this Agreement.

1.4 Fees.  Borrower shall pay ORIX the fees shown on the Schedule, which are in addition to all interest and other sums payable to ORIX and are not refundable.

1.5 Late Fee. If any payment of principal or accrued interest is not made within five Business Days after the date due, Borrower shall pay ORIX a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as ORIX’s consent to Borrower’s failure to pay any amounts when due, and ORIX’s acceptance of any such late payments shall not restrict ORIX’s exercise of any remedies arising out of any such failure.

2.     SECURITY INTEREST.

2.1 Security Interest.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to ORIX a security interest in all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to its present and future assets of every kind, whether now owned or hereafter arising or acquired and wherever located, and all proceeds and products thereof, including without limitation the following: all Accounts; all Inventory; all Equipment; all General Intangibles (including without limitation all Intellectual Property and Deposit Accounts); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any of the above, including without limitation the assets identified in the Representations; provided, however, that the Collateral shall not include any assets that are the subject of any Permitted Acquisition to the extent that such assets are subject to a continuing security interest in favor of or otherwise pledged to the seller of such assets in connection with any deferred purchase consideration arrangement pursuant to such Permitted Acquisition.

3.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER.

In order to induce ORIX to enter into this Agreement and to make the Loan, Borrower represents and warrants to ORIX as follows, and Borrower covenants that Borrower will at all times comply with all of the following covenants:

3.1 Corporate Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of its state of organization shown in the heading to this Agreement.  Borrower and its Subsidiaries are and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized by all necessary corporate action of the Borrower, (ii) are not subject to any consents, which have not been obtained; (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or Borrower’s operating agreement (as applicable) or any law or any material agreement or instrument that is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instrument that is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the full correct name of Borrower and its state of incorporation are set forth in the heading to this Agreement.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names.  Borrower shall give ORIX 30 days’ prior written notice before it or any of its Subsidiaries changes its name or does business under any other name. Borrower and its Subsidiaries have complied, and will in the future comply, in all material respects with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral.  The address set forth in the heading to this Agreement is Borrower’s chief executive office.  In addition, Borrower and its Subsidiaries have places of business and Collateral (other than laptop computers and other mobile goods) is located only at the locations set forth in the Representations.  Borrower will give ORIX at least 15 days prior written notice before it or any of its Subsidiaries opens any additional place of business (other than those used as storage facilities with Collateral not exceeding $100,000 per location (and, until June 30, 2012, other than Borrower’s Atlanta storage facility with Collateral not exceeding $200,000), and $1,250,000 in the aggregate), changes its chief executive office, or moves any of its assets (other than laptops or other mobile goods) to a location other than Borrower’s Address or one of the locations set forth in the Representations and other than movements of assets in connection with the lease or rental of such assets in the ordinary course of Borrower’s business.

3.4 Title to Collateral. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for specific items of Equipment that are leased by Borrower.  The Collateral is now and will remain free and clear of any and all liens, charges, security interests, encumbrances, and adverse claims, except for the security interest(s) in favor of ORIX and Permitted Liens.  ORIX has now, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend ORIX and the Collateral against all claims of others.  None of the Collateral is now or will be affixed to any real property in such a manner, or with such intent, as to become a fixture.  Borrower will keep in full force and effect, and will comply in all material respects with all the terms of any lease of real property where any of the Collateral now or in the future may be located.  Borrower covenants that upon acquiring any fee interest in any real property, Borrower shall, mortgage, pledge and collaterally grant and assign to ORIX, and create a security interest in favor of ORIX in, all of such Borrower’s right, title and interest in and to such real property, whether now owned or hereafter acquired, and the proceeds and products thereof, all of which shall thereupon be included in the term “Collateral.”

3.5 Maintenance of Collateral.  Borrower will maintain the Collateral in good working condition, ordinary wear and tear excepted, and Borrower will not use the Collateral for any unlawful purpose.  Borrower will promptly advise ORIX in writing of any material loss or damage to the Collateral.

3.6 Books and Records.  Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, and an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports.  All financial statements of Borrower now or in the future delivered to ORIX by or on behalf of Borrower have been, and will be, prepared in conformity with GAAP (except that unaudited interim statements may lack footnotes and be subject to year-end audit adjustment) and now and in the future will fairly reflect, in all material respects, the financial condition of Borrower, at the times and for the periods therein stated.  Between the last date covered by the most recent such statement provided to ORIX and the date hereof, there has been no Material Adverse Change. Borrower and its Subsidiaries, taken as a whole, are now and will continue to be solvent.

3.8 Tax Returns and Payments; Pension Contributions. Borrower and its Subsidiaries have timely filed, and will timely file, all tax returns and reports required by applicable law, and Borrower and its Subsidiaries have timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Borrower, in each case other than those being contested in good faith by Borrower.

3.9 Compliance with Law. Borrower and its Subsidiaries have complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to their ownership of real or personal property, the conduct and licensing of their business, compensation and benefits payable or provided to their employees, and all environmental matters.  All proceeds of all Loans shall be used solely for lawful business purposes.

3.10 Litigation.  Except as disclosed to ORIX in writing, there is no claim, suit, litigation, proceeding or investigation pending or to Borrower’s knowledge, overtly threatened against Borrower or any of its Subsidiaries involving more than $100,000.  Borrower will promptly inform ORIX in writing of any claim, proceeding, litigation or investigation in the future overtly threatened or instituted by or against Borrower or any of its Subsidiaries involving any claim of $100,000 or more.

3.11 Intellectual Property.  Borrower is not the licensee of any Intellectual Property other than licenses of software that are not exclusive and are generally available on commercially reasonable terms.  Borrower will not, in the future, enter into any Intellectual Property license as licensee that prohibits Borrower from granting ORIX a security interest in the same, unless the license is not exclusive and generally available on commercially reasonable terms.

3.12 Commercial Tort Claims.  In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify ORIX thereof in writing and provide ORIX with such information regarding the same as ORIX shall request.  Such notification to ORIX shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to ORIX, and Borrower shall execute and deliver all such documents and take all such actions as ORIX shall request in connection therewith.

4.     ADDITIONAL DUTIES OF THE BORROWER.

4.1 Insurance.  Borrower shall, at all times, insure all of the tangible Collateral and carry and cause its Subsidiaries to carry such other business insurance, with financially sound and reputable insurers, in such form, amounts, types and kinds as are customarily carried by Persons engaged in the same or similar lines of business of comparable size in the same or similar locations (it being agreed that the insurance maintained by Borrower as of the date of this Agreement is satisfactory to ORIX as of the date of this Agreement), and Borrower shall upon request therefore provide evidence of such insurance to ORIX, so that ORIX can determine that such insurance is, at all times, in full force and effect.  All such insurance policies shall name ORIX as the exclusive additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to ORIX. Upon receipt of the proceeds of any such insurance, ORIX shall apply such proceeds in reduction of the Obligations as ORIX shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, ORIX shall release to Borrower insurance proceeds with respect to Equipment totaling less than $250,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid.  ORIX may require reasonable assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any such requested insurance, ORIX may, but is not obligated to, obtain the same at Borrower’s expense.  Borrower shall promptly deliver to ORIX copies of all reports made to insurance companies.

4.2 Reports. Borrower, at its expense, shall provide ORIX with written reports as set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as ORIX shall from time to time reasonably specify.

4.3 Access to Collateral, Books and Records.  At reasonable times during Borrower’s regular business hours, and on three Business Days’ notice (except if a Default or an Event of Default has occurred and is continuing or if ORIX in its Good Faith Business Judgment believes or suspects that Borrower has engaged in defalcation, intentional misrepresentation, or fraud, in which case ORIX may do the following at any time and without any notice), ORIX or its agents, advisors, and representatives shall have the right to (i) inspect the Collateral, (ii) examine, audit and copy Borrower’s corporate, financial, and operating books and records, (iii) enter any of Borrower’s properties and evaluate Borrower’s assets and operations, and (iv) meet with and discuss Borrower’s financial and operational performance and future prospects with Borrower’s officers, directors, and independent accountants.  The cost of one such inspection and audit per year shall be at Borrower’s expense, including but not limited to all reasonable fees and expenses associated with ORIX’s attorneys, auditors, consultants, appraisers, and other experts, plus all other reasonable documented out-of-pocket costs and expenses.

4.4 Remittance of Proceeds.  All proceeds arising from the sale or other disposition of any Collateral (other than dispositions permitted pursuant to Section 4.5(iv)) shall be delivered, in kind, by Borrower to ORIX in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as ORIX shall determine. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.5 Negative Covenants. Borrower shall not do any of the following or permit any Subsidiary to do any of the following, without ORIX’s prior written consent:

(i) merge or consolidate with another corporation or entity other than (a) mergers or consolidations of a Subsidiary into Borrower, or (b) in connection with a Permitted Acquisition;

(ii) acquire any assets, except (a) in the ordinary course of Business, and (b) in connection with a Permitted Acquisition;

(iii) enter into any other transaction outside the ordinary course of business other than in connection with a Permitted Acquisition;

(iv) sell or transfer any Collateral other than sales of Inventory in the ordinary course of business (except that, provided no Default or Event of Default has occurred and is continuing, Borrower may do the following in good faith arm’s length transactions, in the ordinary course of business: (A) enter into non-exclusive licenses with respect to its Intellectual Property; (B) trade-in or dispose of obsolete or unneeded Equipment in the ordinary course of business in an amount not in excess of $250,000 in any fiscal year); and (C) sell or dispose of other assets in an amount not in excess of $250,000 in any fiscal year;

(v) store any Inventory or other Collateral with an aggregate value in excess of $100,000 (or, until June 30, 2012, in excess of $200,000 in Borrower’s Atlanta storage facility) per location (or Inventory or other Collateral with an aggregate value in excess of $2,000,000 at all such locations), with any warehouseman or other third party unless there is in place an agreement by such warehouseman or other third party in favor of ORIX waiving any liens or other rights on such Inventory or other Collateral;

(vi) make any loans of any money or other assets to, or purchase the stock or other securities of, or make any other investment in, any other Person;

(vii) guarantee or otherwise become liable with respect to the obligations of another Person;

(viii) pay or declare any dividends on Borrower’s stock (other than dividends payable solely in shares of stock of Borrower);

(ix) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, other than purchases from terminated or former employees, directors or consultants not to exceed $250,000 in any fiscal year;

(x) incur or permit to be outstanding any Indebtedness, other than Permitted Indebtedness ;

(xi) create a Subsidiary of Borrower or permit a Subsidiary of Borrower to be created, unless:  (A) such Subsidiary executes and delivers to ORIX a continuing guaranty with respect to the Obligations and a Security Agreement granting ORIX a first-priority security interest in all of such Subsidiary’s assets (subject only to Permitted Liens), or such Subsidiary becomes a co-borrower hereunder; and (B) the stock or other equity interests of any such Subsidiary, are pledged to ORIX as security for the Obligations, in each case pursuant to documentation in form reasonably acceptable to ORIX; provided, however, that Borrower is only required to pledge 65% of the stock or other equity interests of any foreign Subsidiary to which this clause (xi) is applicable;

(xii) make or permit any material change in the nature of its business or commence any new type of business materially different from its business at the date of this Agreement, other than any business which is a reasonable extension, development or expansion thereof or ancillary thereto;

(xiii) reincorporate in another state;

(xiv) dissolve or elect to dissolve; or

(xv) agree to do any of the foregoing.

4.6 Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against ORIX with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to ORIX, make available Borrower and its officers, employees and agents, and Borrower’s books and records, to the extent that ORIX may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.7 Notification of Changes.  Borrower will promptly notify ORIX in writing of any change in its directors, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, the opening of any new bank account or other Deposit Account by Borrower or any Subsidiary, and any Material Adverse Change.

4.8 Financial Covenants. Borrower shall comply with all of the Financial Covenants and all other covenants and provisions set forth in the Schedule.

4.9 Landlord Agreements.  Borrower shall, from time to time, upon ORIX’s reasonable request, use its commercially reasonable efforts to obtain written waivers and agreements from Borrower’s landlords, on such form and containing such provisions as ORIX shall reasonably specify.

4.10 Board Information and Observation Rights. From and after Closing Date, ORIX shall have the following contractual information and observation rights.  Such rights shall be in addition to, and nothing in this Agreement shall be deemed to limit, any other rights that ORIX may hold as a stockholder of Borrower or otherwise.

(a)   Borrower shall notify ORIX in writing at least two weeks in advance of the time and place of any regularly scheduled meeting, or as soon as reasonably possible of any unscheduled meeting, of the Board of Directors of Borrower (including without limitation telephone, conference call and video meetings) (all said scheduled and unscheduled meetings being referred to herein as “Board Meetings”). Borrower shall give ORIX copies of all notices, minutes, consents and other materials the Borrower provides to its directors in connection with said Board Meetings, at the same time as provided to its directors, except that Borrower may exclude any such materials if Borrower’s Board of Directors determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege.

(b)   ORIX shall also have the right to have a representative attend all Board Meetings, in a nonvoting-observer capacity, except to the extent that Borrower’s Board of Directors determines in good faith that the exclusion of ORIX is necessary to preserve attorney-client privilege.

(c)   Any information provided to ORIX under this Section 4.10 shall be subject to the confidentiality agreement in Section 8.3 of this Agreement.

4.11 Further Assurances.  Borrower agrees, at its expense, on reasonable request by ORIX, to execute all documents and take all actions as ORIX may deem reasonably necessary or useful in order for ORIX to obtain, perfect, and maintain a perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

4.12 Indemnity.  Borrower hereby agrees to indemnify the following Persons (collectively, the “Indemnitees”):  ORIX and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs, and reasonable expenses (including reasonable documented out-of-pocket consultants’, experts’, and outside counsel’s fees and expenses) of every nature, character and description that any Indemnitee may sustain or incur based upon or arising out of any of the Obligations, any relationship or agreement between ORIX and Borrower, or any other matter, cause or thing whatsoever occurred, done, omitted, or suffered to be done by any Indemnitee relating to Borrower or the Obligations; provided that the indemnity hereunder to an Indemnitee shall not extend to damages proximately caused by such Indemnitee’s own gross negligence or willful misconduct or breach in bad faith of its obligations under this Agreement as determined by a final non-appealable judgment from a court of competent jurisdiction as set forth hereunder.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

5.     TERM.

5.1 Maturity Date. On the maturity date set forth in the Schedule (the “Maturity Date”) or any earlier acceleration by ORIX pursuant to Section 6.2(b) after the occurrence of and during the continuance of any Event of Default pursuant to which ORIX has elected to accelerate the Obligations pursuant to Section 6.2 of this Agreement, Borrower shall pay and perform in full all Loans then outstanding and all other Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable, and thereafter no further Loans will be made.

5.2 Prepayment.  Borrower shall have the option of prepaying the principal amount of the Loan, prior to the Maturity Date, in whole or in part, provided that Borrower concurrently pays ORIX (i) all accrued and unpaid interest on the principal so prepaid and (ii) a prepayment fee equal to 2.0% of the amount prepaid if prepayment occurs on or prior to the first anniversary of the date of this Agreement, and 1.0% of the amount prepaid if prepayment occurs after the first anniversary of the date of this Agreement and before the third anniversary of the date of this Agreement.  Said prepayment fee shall be due from Borrower to ORIX upon any prepayment of the principal of the Loan, including without limitation any prepayment as a result of an Event of Default or the exercise of any rights or remedies by ORIX following the same. Prepayments of the Loan shall be applied to the principal installments due on the Loan in the inverse order of their maturity.

5.3 Termination Statements.  Upon payment and performance in full of all the Obligations, ORIX shall cooperate in promptly executing and returning to Borrower such UCC termination statements and such other documents as may be reasonably provided and requested by Borrower as required to terminate ORIX’s security interests in the Collateral.

6.     EVENTS OF DEFAULT AND REMEDIES.

6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give ORIX immediate written notice thereof:

(a) Any written warranty, representation, statement, report or certificate made or delivered to ORIX by Borrower or any of its Subsidiaries or any of their respective officers, employees or agents on behalf of Borrower, now or in the future, shall be untrue or misleading in a material respect when made; or

(b) Borrower shall fail to pay (i) any principal payment on any Loan on the date due or (ii) any interest payment on any Loan within three (3) Business Days after the date due; or

(c) Borrower shall fail to pay any other monetary Obligation, within five (5) Business Days after the date due; or

(d) Borrower shall fail to comply with any of the Financial Covenants set forth in the Schedule or with any provision under Subsection 4.5 or 4.10 hereof; or

(e) Borrower shall fail to perform any non-monetary Obligation within ten (10) days after the date due (the “Grace Period”); provided, however, that such Grace Period shall be extended an additional fifteen (15) days if Borrower is taking commercially reasonable steps to perform such Obligations within the initial Grace Period and it is possible for Borrower to perform such non-monetary Obligation within the extended period; or

(f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral or any asset of any Subsidiary which is not cured within 10 days after the occurrence of the same; or

(g) Borrower or any Subsidiary breaches any material contract or obligation, which has or may reasonably be expected to have a material adverse effect on Borrower’s business or financial condition; or

(h) a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of $100,000 or more shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of 30 days after the entry thereof; or

(i) dissolution, termination of existence, insolvency, business failure or temporary or permanent suspension of business of Borrower or any Subsidiary; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower or any Subsidiary (or against Borrower or any Subsidiary which is not dismissed within 45 days); or

(j) revocation or termination of, or limitation or denial of liability upon, or default under, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any such guarantor (or against any such guarantor which is not dismissed within 45 days); or

(k) revocation or termination of, or limitation or denial of liability upon, or default under, any pledge of any certificate of deposit, securities, money or other property or asset pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any such third party (or against such third party which is not dismissed within 45 days); or

(l) a Change in Control shall occur; or

(m) Borrower or any Subsidiary shall generally not pay its debts as they become due, or Borrower or any Subsidiary shall conceal, remove, or transfer any part of its property with intent to hinder, delay, or defraud its creditors, or make or suffer any transfer of any of its property in any way that may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law; or

(n) a Material Adverse Change shall occur; or

(o) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits, attempts to limit, or repudiates any of its obligations to ORIX with respect to such subordination; or

(p) an event of default shall occur and be continuing under any other Loan Document (after giving effect to, but without duplication of, any cure or grace periods under such other Loan Document applicable thereto); or

(q) any default or event of default shall occur under any document, instrument or agreement relating to any Permitted Lien securing an amount in excess of $150,000, which is not cured within any applicable cure period; or

(r) any default or event of default shall occur under any document, instrument or agreement relating to any Indebtedness in an amount in excess of $150,000, which is not cured within any applicable cure period.

ORIX may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, ORIX, at its option, and without prior notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following in accordance with applicable law: (a) cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement, and declare all or any portion of ORIX’s commitment to make any Loan hereunder to be terminated; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) accelerate or extend the time of payment of, compromise, issue credits on, or bring suit on the Accounts and other Collateral (in the name of Borrower or ORIX), settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which it considers advisable, and notify Account Debtors on the Accounts and other Collateral that the Accounts and Collateral have been assigned to ORIX, and that payments in respect thereof shall be made directly to ORIX, and otherwise administer and collect the Accounts and other Collateral; (d) collect, receive, dispose of and realize upon any Investment Property, including withdrawal of any and all funds from any securities accounts; (e) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes ORIX without judicial process to peaceably enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrower (and any other reasonable documented charges shall be payable by Borrower and be deemed part of the Obligations hereunder) for so long as ORIX deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should ORIX seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that ORIX retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (f) require Borrower to assemble any or all of the Collateral and make it available to ORIX at places designated by ORIX which are reasonably convenient to ORIX and Borrower, and to remove the Collateral to such locations as ORIX may deem advisable; (g) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, ORIX shall have the right to use Borrower’s premises, vehicles, equipment and all other property without charge by Borrower (and any other reasonable documented charges shall be payable by Borrower and be deemed part of the Obligations hereunder); (h) sell, lease or otherwise dispose of any of the Collateral, in its condition at the time ORIX obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; or (i) undertake to, or engage consultants and other experts to, analyze, evaluate and report upon Borrower’s business plan, forecasts, viability, valuation, and planned measures to address any Event of Default hereunder. ORIX shall have the right to conduct such disposition on Borrower’s premises without charge by Borrower (and any other reasonable documented charges shall be payable by Borrower and be deemed part of the Obligations hereunder) to ORIX, for such periods and at such time or times as ORIX deems reasonable, or on ORIX’s premises or elsewhere, and the Collateral need not be located at the place of disposition.  ORIX may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale. All reasonable documented fees, expenses, costs, liabilities and obligations, including but not limited to reasonable documented out-of-pocket attorneys’ fees, incurred by ORIX with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of ORIX’s rights and remedies, from and after the occurrence of and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall, at ORIX’s election be increased by an additional two percent per annum.

6.3 Standards for Determining Commercial Reasonableness. Borrower and ORIX agree that a sale or other disposition (collectively, “sale”) of any Collateral pursuant to Section 6.2 which complies with the following standards will be conclusively deemed to be commercially reasonable:  (i) notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) notice of the sale describes the collateral in general, non-specific terms; (iii) the sale is conducted at a place designated by ORIX, with or without the Collateral being present; (iv) the sale commences at any time between 8:00 a.m. and 6:00 p.m.;  and (v) with respect to any sale of any of the Collateral, ORIX may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  ORIX shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

6.4 Investment Property. If a Default or an Event of Default has occurred and is continuing, Borrower shall hold all payments on, proceeds of, and distributions with respect to, Investment Property in trust for ORIX, and Borrower shall deliver all such payments, proceeds and distributions to ORIX, promptly upon receipt, in their original form, duly endorsed (if necessary), to be applied to the Obligations in such order as ORIX shall determine. Borrower recognizes that ORIX may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

6.5 Power of Attorney. Borrower grants to ORIX an irrevocable power of attorney coupled with an interest, authorizing and permitting ORIX (acting through any of its employees, attorneys, or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but ORIX agrees to exercise the following powers in a commercially reasonable manner:  (a) execute on behalf of Borrower any documents that ORIX may, in its Good Faith Business Judgment, deem advisable in order to obtain, perfect, and maintain a first priority security interest in the Collateral, or in order to exercise a right of Borrower or ORIX, or in order to fully consummate all the transactions contemplated under this Agreement, or under any and all other present and future agreements, to execute and deliver to any securities intermediary or other Person any entitlement order, account control agreement, or other notice, document, or instrument with respect to any Investment Property constituting Collateral, to make any payment or take any action necessary or desirable to protect or preserve any Collateral and any existing or future security interest of ORIX therein or the priority thereof, or in order to fully consummate all the transactions contemplated under this Agreement or any other Loan Document; (b) after the occurrence and during the continuance of any Event of Default, without limiting ORIX’s other rights and remedies, do any of the following:  (i) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into ORIX’s possession; (ii) grant extensions of time to pay, compromise claims, and settle Accounts, General Intangibles and Other Property for less than face value and execute all releases and other documents in connection therewith; (iii) pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor; and (iv) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor.

6.6 Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral pursuant to Section 6.2 shall be applied by ORIX first to the reasonable documented costs, expenses, liabilities, obligations, and attorneys’ fees incurred by ORIX in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as ORIX shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto, provided, however, that Borrower shall remain liable to ORIX for any deficiency.  If ORIX, in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral pursuant to Section 6.2, ORIX shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by ORIX of the cash therefor.

6.7 Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, ORIX shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between ORIX and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by ORIX of one or more of its rights or remedies shall not be deemed an election, nor bar ORIX from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of ORIX to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7.     DEFINITIONS.  As used in this Agreement, the following terms have the following meanings:

“Accounts” means all of the following, now owned and hereafter acquired by Borrower: all “accounts” as defined in Section 9-102(a)(2) of the Code in effect on the date hereof with such additions to such term as may hereafter be made (whether or not earned by performance), and all guaranties and other security therefor, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Account Debtor” means the obligor on an Account.

“Affiliate” means any Person controlling, controlled by or under common control with Borrower.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise.  Without limiting the generality of the foregoing, each of the following shall be an Affiliate:  any officer, director, employee or other agent of Borrower, any shareholder or Subsidiary of Borrower, and any other Person with whom or which Borrower has common shareholders, officers or directors.

“Agreement” and “this Agreement” means this Loan and Security Agreement and all Exhibits and Schedules hereto and all modifications and amendments to, extensions of, and replacements for this Agreement.

“Base Rate” means, during each month, the greatest of the following: (a) the highest Prime Rate in effect during such month, or (b) the highest 3-month LIBOR Rate in effect during such month, plus 2.50% per annum.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York are required or permitted by law to close.

“Change in Control” means:  (i) a change in the record or beneficial ownership of an aggregate of more than 40% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of ORIX; or (ii) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York on the date hereof.

“Collateral” has the meaning set forth in Section 2.1 above.

“continuing” and “during the continuance of” when used with reference to a Default or an Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by ORIX or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Deposit Account” means all of the following, now owned and hereafter acquired by Borrower: all “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit but excluding payroll, trust and escrow accounts.

“Equipment” means all of the following, now owned and hereafter acquired by Borrower: all “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles, and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all of the following, now owned and hereafter acquired by Borrower: all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, Deposit Accounts, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, licenses, permits, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means ORIX’s business judgment, exercised honestly and in good faith and not arbitrarily.   Borrower shall have the burden of proof in any claim that ORIX did not exercise Good Faith Business Judgment.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) obligations relating to outstanding letters of credit, (e) obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, (f) obligations under guarantees, indemnity agreements and similar agreements .

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Intellectual Property” means all of the following, now owned and hereafter acquired by Borrower: all (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all of the following, now owned and hereafter acquired by Borrower: all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment Property” means all of the following, now owned and hereafter acquired by Borrower: all “investment property” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“LIBOR Rate” means (i) the three-month London Interbank Offered Rate for deposits in U.S. dollars, as shown each day in The Wall Street Journal (Eastern Edition) under the caption ‘Money Rates - London Interbank Offered Rates (LIBOR)’; or (ii) if the Wall Street Journal does not publish such rate, the offered three-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, each day, provided that if at least two rates appear on the Reuters Screen LIBO Page on any day, the ‘LIBOR Rate’ for such day shall be the arithmetic mean of such rates; or (iii) if the Wall Street Journal does not publish such rate on a particular day and no such rate appears on the Reuters Screen LIBO Page on such day, the rate as comparable to the foregoing, as determined in good faith by ORIX (which determination shall be conclusive absent manifest error).

“Loan Documents” means this Loan Agreement and all other present and future documents, instruments and agreements securing or evidencing any Loan or otherwise relating hereto, including, without limitation, the Post-Closing Agreement, and all present and future guaranties of any Obligations, and all present and future documents, instruments and agreements securing or relating to any such guaranties.

“Material Adverse Change” means (i) a material adverse change in the business, operations, results of operations, assets (other than goodwill), liabilities or condition of Borrower, (ii) the impairment of Borrower’s ability to perform the Obligations, or of ORIX to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral or the amount which ORIX would be likely to receive in the liquidation of the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any of its Subsidiaries or affiliates to ORIX or its parent or any of its subsidiaries or affiliates, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by ORIX in Borrower’s indebtedness or obligations owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, reasonable documented out-of-pocket expenses, fees, attorney’s fees, expert witness fees, audit fees, consulting fees, appraisal fees, loan fees, prepayment fees, and any other sums or incurred by ORIX pursuant to the exercise of its rights hereunder and chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and ORIX.

“Other Property” means all of the following, now owned and hereafter acquired by Borrower: all of the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto:  “documents”, “instruments”, “chattel paper”, “commercial tort claims”, “goods”, “letter-of-credit rights”, “fixtures”, “money”, proceeds” and “supporting obligations” and all other tangible and intangible personal property and rights of any other kind which are not included in the other items of Collateral, whether or not covered by the Code.

“Permitted Acquisition” means an acquisition transaction pursuant to which the following conditions are satisfied: (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions; (ii) Borrower is in pro forma compliance with all financial covenants after giving effect to such transactions; (iii) such transaction does not result in a Change in Control (as applicable); (iv) Borrower is the surviving entity and the target is a U.S. entity or an entity organized under another jurisdiction within North America (including Mexico and countries located in the Caribbean) in which ORIX is able to perfect its liens in the acquired assets (as applicable); (v) the target becomes a borrower under this Agreement (as applicable); (vi) the merger or consolidation is not likely to cause a Material Adverse Change (as applicable); (vii) value of the acquired assets (inclusive of goodwill, but exclusive of any assets that are subject to a continuing security interest in favor of or otherwise pledged to the seller of such assets in connection with any deferred purchase consideration arrangement) is equal to or greater than the purchase price payment amount made at closing (exclusive of any deferred purchase price payment amounts or earn-out payments); (viii) acquired assets (other than any assets that are subject to a continuing security interest in favor of or otherwise pledged to the seller of such assets in connection with any deferred purchase consideration arrangement) become part of the Collateral, and are acquired free and clear of any other liens other than Permitted Liens; (ix) any Subordinated Debt used to finance deferred payment obligations shall not contain a cross-default to this Agreement; (x) Borrower provides ORIX copies of all final transaction documents related to such acquisition prior to closing; and (xi) not later than ten (10) Business Days prior to the proposed acquisition consummation date, Borrower provides ORIX evidence that (a) the target is in a similar line of or complementary services business as Borrower; and (b) adequate financial information with respect to the seller and the seller’s assets to be acquired by Borrower.

“Permitted Indebtedness” means: (a) Borrower’s Indebtedness to ORIX under this Agreement or any other Loan Document; (b) Indebtedness existing on the date hereof related to deferred purchase price payments in a total principal amount not in excess of $3.4 million (which shall be exclusive of Indebtedness incurred pursuant to factoring agreements entered into for the purposes of acquiring and/or financing the acquisition of cooler assets); (c) Indebtedness in connection with the financing or lease of vehicles used in the Company’s business in a total principal amount not in excess of $1 million on the date hereof and not in excess of $2 million at any time; (d) Indebtedness which is consented to in writing by ORIX in its Good Faith Business Judgment or which is Subordinated Debt; (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (f) capitalized leases and purchase money Indebtedness in an aggregate amount not exceeding $500,000 at any time outstanding; (g) deferred purchase price payments in connection with Permitted Acquisitions; (h) assumed service liabilities in connection with Permitted Acquisitions; (i) assumed service liabilities outstanding as of the date hereof that were incurred pursuant to existing factoring agreements, entered into for the purposes of acquiring and/or financing the acquisition of cooler assets (for the avoidance of doubt, such aggregate amount of such service liabilities shall be reduced as Borrower’s service obligations terminate upon the maturity or termination of such applicable factoring agreements (which shall not be extended or re-factored)); (j) factored leases acquired pursuant to Permitted Acquisitions; and (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (c) through (f) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Liens” shall mean the following: (a) purchase money security interests in specific items of Equipment; (b) leases of specific items of Equipment; (c) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained, provided the same have no priority over any of ORIX’s security interests; (d) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (e) liens of warehousemen, arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained provided the warehouse has executed and delivered to ORIX an agreement in favor of ORIX waiving any such lien as against ORIX;  (f) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to Borrower);

(g) cash deposits or pledges of an aggregate amount not to exceed $150,000 to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; (h) liens existing on the date hereof incurred pursuant to factoring agreements entered into for the purposes of acquiring and/or financing the acquisition of cooler assets; (i) liens in favor of the seller of any assets in which a security interest has been granted or which have otherwise have been pledged to such seller of such assets in connection with a deferred purchase consideration arrangement; and (j) liens in favor of factors or lessors on acquired assets existing at the time such assets are acquired.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Post-Closing Agreement” means the post-closing agreement dated as of the date hereof between Borrower and ORIX.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank N.A., or, if not available, another major money center bank in New York City selected by ORIX in its sole discretion, as its prime rate in effect (said prime rate not being intended to be the lowest rate of interest charged by the referenced bank in connection with extensions of credit), or if such rate is not available, by a reasonable alternative means of determining the rate of interest selected by ORIX in its sole discretion.

“Representations” means the written Representations and Warranties previously delivered by Borrower to ORIX dated as of September 10, 2011.

“Subordinated Debt” means Indebtedness which is (i) on terms reasonably acceptable to ORIX in its Good Faith Business Judgment, and (ii) which is subordinated to the Obligations pursuant to (A) a Subordination Agreement in such form as ORIX shall reasonably specify in its Good Faith Business Judgment, or (B) the inclusion of the following provision in all agreements, notes, or documents evidencing such indebtedness:

“[Seller] hereby acknowledges and agrees that [Seller]’s rights to receive any payment of the deferred portion of the Purchase Price (the “[Seller] Debt”), are unsecured with respect to the Collateral (as defined in the Loan Agreement (as defined below)) and subordinated to the payment in full in cash by [Buyer] of its obligations to ORIX Venture Finance LLC (“ORIX”) under the Loan and Security Agreement dated as of October 7, 2011 (as the same may be further amended, restated, supplemented or replaced, the “ORIX Agreement”) by and between Quench USA, Inc. and ORIX (including the Obligations as defined in the ORIX Agreement, collectively, the “ORIX Debt”).  Notwithstanding the foregoing, [Seller] may accept the regularly scheduled (non-default) payments of the deferred portion of the Purchase Price; provided that no default or event of default and no event which, with notice or passage of time or both, would constitute a default or event of default, has occurred under the ORIX Agreement, both before and after giving effect to such payments.

The [Seller] Debt shall not be cross-defaulted to the ORIX Debt.  Until the ORIX Debt has been paid and performed in full in cash, [Seller] shall not (i) accelerate the maturity of the [Seller] Debt, (ii) commence or join in any action or proceeding to recover any amounts due on the [Seller] Debt other than actions or proceedings in which recourse is limited to assets in which such [Seller] was granted a security interest in or which were otherwise pledged to [Seller] by [Buyer], (iii) commence or join in any involuntary bankruptcy petition, insolvency proceeding or similar judicial proceeding against [Buyer], or (iv) initiate or prosecute any claim, action or other proceeding (a) challenging the validity, enforceability or unavoidability of any claim of ORIX with respect to any of its collateral, or (b) challenging the perfection, enforceability or unavoidability of any liens or security interests of ORIX in any collateral.

Notwithstanding any provision to the contrary contained in this Agreement, the parties hereto hereby acknowledge that ORIX is an intended third-party beneficiary of the foregoing subordination provisions and, until the ORIX Debt has been paid and performed in full in cash, the parties shall not amend or modify such provisions, without ORIX’s consent, and any purchaser, assignee or transferee of any rights, claim or interest of any kind in or to any of the [Seller] Debt, shall remain bound the foregoing as a condition to any sale, assignment or transfer.”

“Subsidiary” of Borrower means any corporation, partnership, limited liability company or other entity or organization which is directly or indirectly controlled by Borrower.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.     GENERAL PROVISIONS.

8.1 Payments.  All payments with respect to the Obligations shall, when due, be made to ORIX by wire transfer in accordance with written instructions from ORIX.  Payments may be applied and reversed and re-applied, to the Obligations, in such order and manner as ORIX shall determine in its Good Faith Business Judgment. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension.

8.2 Confidentiality.  ORIX agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all financial statements of the Borrower and other proprietary, trade secret or confidential information provided to or received by ORIX from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that ORIX may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, so long as such recipient is obligated to maintain the confidentiality of such information, and such other Persons to whom ORIX shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by ORIX in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of ORIX relating to Borrower.

8.3 Additional Lender.  ORIX, at its option, may designate another institutional lender to replace ORIX in providing all or a portion of the Loan (the “Additional Lender”), and Borrower shall cooperate with the same.  In connection with the Additional Lender replacing ORIX as the lender of all or a portion of the Loan, this Agreement and the other Loan Documents shall, at the sole election of ORIX, be split or divided into two notes and two loan and security agreements, each of which shall cover all or a portion of the Collateral, as designated by ORIX.  To that end, Borrower, upon written request of ORIX, shall execute, acknowledge and deliver to ORIX and/or its designee or designees substitute notes, loan agreements, security instruments and security agreements in such principal amounts, containing terms, provisions and clauses substantially identical to those contained in this Agreement, and such other documents and instruments (subject to the provisions hereof), in favor of the Additional Lender (the “Additional Lender Documents”) and appropriate amendments to this Loan Agreement and the other Loan Documents (including without limitation an intercreditor agreement between ORIX and the Additional Lender), all as may be reasonably required by ORIX.  Without limiting the foregoing, the Additional Lender Documents and the amendment to this Loan Agreement, shall provide that an Event of Default under the Additional Lender Documents constitute an Event of Default under the Loan Documents, and vice versa.

8.4 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed as follows: (a) if to Borrower, at its address shown in the heading to this Agreement; and (b) if to ORIX, at ORIX Venture Finance LLC, 245 Park Avenue, 19th Floor, New York, NY 10167, Attention: Carol Nicholas, with copies to ORIX Corporate Capital, 1717 Main St., Suite 1100, Dallas, TX 75201, Attention:  General Counsel and Operations Manager.  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or three Business Days following the deposit thereof in the United States mail, with postage prepaid.

8.5 Expenses.  Borrower shall reimburse ORIX and its Affiliates for (i) all reasonable documented out-of-pocket expenses incurred by ORIX and its Affiliates, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, whether or not the transactions contemplated hereby or thereby shall be consummated (including without limitation the reasonable documented out-of-pocket fees, charges and disbursements of outside counsel and advisors for ORIX, and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by ORIX, pursuant to, or in connection with, or relating to this Agreement), and (ii) all reasonable out-of-pocket expenses incurred by ORIX (including the fees, charges and disbursements of attorneys and advisors for ORIX), in connection with any default or the enforcement or protection of ORIX’s rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this section, or (b) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, whether or not any litigation is filed.  Borrower shall further reimburse ORIX for all reasonable documented out-of-pocket costs and expenses in connection with any board of directors meeting observation rights provided to ORIX under this Agreement.  Without limiting the generality of the foregoing, Borrower shall reimburse ORIX and its Affiliates for all reasonable documented out-of-pocket fees and costs ORIX incurs (including without limitation reasonable out-of-pocket fees and costs of ORIX’s attorneys and consultants), in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain consulting, legal and other advice in connection with this Agreement or Borrower; analyze, evaluate and report on the Borrower’s business and financial condition; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in any Insolvency Proceeding; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; protect, obtain possession of, lease, dispose of, or otherwise enforce ORIX’s security interest in, the Collateral; represent ORIX in connection with any sale by ORIX of the Loan or any interest or participation in the Loan, including without limitation the preparation and negotiation of documentation relating to the same; and otherwise represent ORIX in any litigation relating to Borrower.  If either ORIX or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable documented out-of-pocket costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  Notwithstanding the foregoing, Borrower’s reimbursement obligations to ORIX and its Affiliates for all reasonable documented out-of-pocket expenses incurred by ORIX and its Affiliates, in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents (including ORIX’s pre-closing due diligence and reasonable attorneys’ fees), whether or not the transactions contemplated hereby or thereby shall be consummated shall be limited to $50,000 in the aggregate without Borrower’s written consent.

8.6 Public Announcement.  Borrower hereby agrees that ORIX may with Borrower’s consent make a public announcement of the consummation of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos.

8.7 Waivers.  The failure of ORIX at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and ORIX shall not waive or diminish any right of ORIX later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to ORIX shall be deemed to have been waived by any act or knowledge of ORIX or its agents or employees, but only by a specific written waiver signed by an authorized officer of ORIX and delivered to Borrower.  To the extent permitted by applicable law, Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, Account, General Intangible, document or guaranty at any time held by ORIX on which Borrower is or may in any way be liable, and notice of any action taken by ORIX, unless expressly required by this Agreement. NEITHER ORIX NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

8.8 Savings Clause. ORIX and Borrower intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Agreement shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.  Neither the Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this paragraph shall control over all other provisions of the Loan Agreement which may be in conflict herewith.  ORIX expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) ORIX or any other holder of any or all of the Obligations shall otherwise collect amounts which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at ORIX’s or such holder’s option, promptly returned to the Borrower upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, ORIX and the Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest through the entire contemplated term of this Agreement in accordance with the amount outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

8.9 Successors and Assigns; Participations.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and ORIX; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of ORIX, and any prohibited assignment shall be void.  No consent by ORIX to any assignment shall release Borrower from its liability for the Obligations. Borrower acknowledges and agrees that, without the consent of, or notice to, Borrower (i) ORIX has the right, to sell, transfer, or assign, in whole or in part, any interest in, the Loan, and ORIX’s rights, and benefits under this Agreement and the other Loan Documents, and (ii) ORIX may at any time and from time to time sell participating interests in the Loan to other Persons (each such purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Loan held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof.  Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Loan. Borrower authorizes ORIX to disclose to any Participant or prospective Participant, and to any transferee or prospective transferee of any interest in the Loan any and all financial information in ORIX’s possession concerning Borrower which has been delivered to ORIX by or on behalf of Borrower pursuant to, or in connection with, this Agreement, provided such person agrees to the confidentiality provisions of Section 8.2 herein with respect to the same, to the extent applicable.

8.10 [Intentionally Omitted].

8.11 Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions disputes and controversies arising hereunder or relating hereto, and all rights and obligations of ORIX and Borrower shall be governed by, and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles, provided that ORIX shall retain all rights arising under federal law. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY ACT, TRANSACTION, DISPUTE OR CONTROVERSY ARISING HEREUNDER OR THEREUNDER OR RELATING HERETO OR THERETO, AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ORIX TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST ORIX OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK. Borrower consents to service of process in any action or proceeding brought against it by ORIX, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

8.12 General. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower. Paragraph headings are used in this Agreement for convenience only, and shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement.  The term “including”, whenever used in this Agreement, shall mean “including (but not limited to)”.  This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against ORIX or Borrower under any rule of construction or otherwise.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.  This Agreement may be executed and delivered by the signing and delivery of this Agreement with original signatures or by facsimile or pdf copy.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith, including without limitation the Representations, are the final, entire and complete agreement between Borrower and ORIX and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.

There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of ORIX.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.13 Mutual Waiver of Jury Trial.  BORROWER AND ORIX EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN ORIX AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF ORIX OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH ORIX OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

[signatures on next page]

Borrower:

Quench USA, Inc.

By:	/s/ Anthony Ibarguen
Name: Anthony Ibarguen
Title: President and Chief Executive Officer

ORIX:

ORIX Venture Finance LLC

By:	/s/ Christopher L. Smith
Name: Christopher L. Smith
Title: Manager

Schedule to

Loan and Security Agreement

Borrower:	Quench USA, Inc.
Address:	780 5th Avenue, Suite 135
King of Prussia, PA 19406

Date:	October 7, 2011

This Schedule is an integral part of the Loan and Security Agreement between ORIX Venture Finance LLC, a Delaware limited liability company (“ORIX”) and the above-borrower (“Borrower”) of even date.

1.  LOAN AMOUNT (Section 1.1):  $12,500,000

The Loan shall be made in one disbursement upon satisfaction of the conditions set forth in this Agreement.

The entire unpaid principal balance of the Loan outstanding on October 7, 2014 shall be repaid in 24 equal principal payments of $520,833.33, commencing on November 7, 2014, and continuing on the same day of each month thereafter until the Maturity Date on which date the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest shall be paid.

2.  INTEREST.

Interest Rate

(Section 1.3):                        The outstanding principal amount of the Loan shall bear interest each month at an interest rate per annum equal to the Base Rate in effect for such month, plus 6.0% per annum; provided that in no event shall the interest rate per annum be less than 9.50%.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Base Rate has the meaning set forth in Section 7 of this Agreement.

3.  FEES (Section 1.4):

Loan Fee:                              $125,000.00, payable concurrently herewith.

4.  MATURITY DATE

(Section 5.1):                                October 7, 2016.

5.  REPORTING

(Section 4.2):                                Borrower, at its expense, shall provide ORIX with the following, in form reasonably acceptable to ORIX in its Good Faith Business Judgment:

(a)   Monthly financial statements within 30 days after the end of each month (which include breakouts of Minimum Recurring Revenue (defined below), credit memos, and bad debt);

(b)   Quarterly financial statements within 45 days after the end of each fiscal quarter (which include breakouts of Minimum Recurring Revenue (defined below), credit memos, and bad debt);

(c)   Annual, unqualified financial statements, audited by independent certified public accountants reasonably acceptable to ORIX, within 180 days after the end of each fiscal year of Borrower; and

(d)   Compliance certificates showing compliance with the Minimum Cash covenant set forth in this Agreement, confirming that no Events of Default have occurred, and covering such other matters, and in such form, as ORIX shall reasonably specify from time to time, which shall be provided monthly with the financial statements pursuant to Section 5(a) above and compliance certificates showing compliance with the Minimum Recurring Revenue covenant set forth in this Agreement, which shall be provided quarterly with the financial statements pursuant to Section 5(b) above.

6.  FINANCIAL COVENANTS.

(Section 4.8):

Borrower shall comply with the following financial covenants.  Compliance shall be measured monthly, except as may be otherwise provided below.

Minimum

Recurring Revenue:            Borrower’s Recurring Revenue shall be not less than the amounts set forth in the “Covenant for Test Period” line set forth on Exhibit A attached hereto during the periods set forth on such Exhibit A, tested as of the last day of each such period.  For the avoidance of doubt, the “Covenant for Test Period” amount will be capped at $24,000,000.  Borrower will provide ORIX with a detailed schedule of expected original “in-house” recurring rental revenue based on the amount of in-house contract rental revenue at the time of acquisition minus expected churn rates.

For the purposes of this Schedule 6 and the attached Exhibit A, “Recurring Revenue” shall mean seventy-five percent (75%) of the Organic Net Rental Revenue (ex Acq) applicable to such period plus seventy-five percent (75%) of any Acquisition #n Organic Rental        Revenue applicable to such period.

For the purposes of this Schedule 6 and the attached Exhibit A, “Organic Net Rental Revenue (ex Acq)” shall mean Borrower’s profits and loss statement line titled “Rental Revenue” minus Borrower’s profits and loss statement line titled “Credit Memos.”

For the purposes of this Schedule 6 and the attached Exhibit A, “Acquisition #n Organic Rental Revenue” shall mean the expected quarterly rental revenue derived from contracts that are held in-house at the time of the acquisition which will be added to Borrower’s profits and loss statement line titled “Rental Revenue.”  For the avoidance of doubt, the expected quarterly rental revenue derived from such contracts shall be calculated based only on the portion of acquired revenue that will be added to the same profits and loss statement lines, and not the total acquired revenue.

Minimum Cash:                  At-all-times, Borrower shall have a minimum total available cash balance, in Deposit Accounts (excluding any restricted accounts) for which ORIX maintains control agreements sufficient to perfect ORIX’s security interest in said Deposit Accounts, of at least $1,500,000.00, until such time as Borrower generates positive trailing three-month free cash flow from operations less capital expenditures for two consecutive quarters; provided, that this financial covenant would be reinstated should the trailing three-month free cash flow from operations less capital expenditures become negative in any fiscal quarter.

7.  ADDITIONAL PROVISIONS.

(a)           Warrant.  Borrower shall concurrently issue to ORIX 7-year warrant to purchase 187.5 shares of Series D Preferred Stock of Borrower at a purchase price of $2,000.00 per share, on the terms reasonably satisfactory to ORIX.

(b)           Deposit Accounts.  Prior to the first disbursement of the Loan, and as a condition precedent thereto, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with ORIX, in form and substance reasonably satisfactory to ORIX in its Good Faith Business Judgment and sufficient to perfect ORIX’s first-priority security interest in said Deposit Accounts. Prior to the opening of any new Deposit Accounts, Borrower shall use cause the banks and other institutions where such Deposit Accounts are to be maintained to enter into control agreements with ORIX, in form and substance reasonably satisfactory to ORIX in its Good Faith Business Judgment and sufficient to perfect ORIX’s first-priority security interest in said Deposit Accounts.

(c)           Foreign Subsidiaries.  Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries.

[signatures on next page]

Borrower:		ORIX:

Quench USA, Inc.		ORIX Venture Finance LLC

By:	/s/ Anthony Ibarguen	By:	/s/ Christopher L. Smith
	Name: Anthony Ibarguen		Name: Christopher L. Smith
	Title: President and Chief Executive Officer		Title: Manager

Exhibit A

 Quench USA, Inc. - Summary Covenant Schedule 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q ($000s) 2011 2012 2012 2012 2012 2013 2013 2013 2013 2014 2014 2014 2014 2015 2015 2015 2015 Recurrent Rental Revenue Covenant Calculation Organic Net Rental Revenue (ex Acq) 4,086 4,394 4,747 5,113 5,442 5,788 6,133 6,474 6,733 6,995 7,255 7,521 7,775 8,026 8,302 8,582 8,853 % Cushion 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25 % Covenant Organic Rental Revenue 3,064 3,295 3,561 3,835 4,082 4,341 4,600 4,855 5,050 5,246 5,441 5,641 5,831 6,020 6,227 6,437 6,640 Acquisition #n Organic Rental Revenue — — — — — — — — — — — — — — — — — % Cushion 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25 % Covenant Acquisition #n Rental Revenue — — — — — — — — — — — — — — — — — Acquisition #n Organic Rental Revenue — — — — — — — — — — — — — — — — — % Cushion 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25 % Covenant Acquisition #n Rental Revenue — — — — — — — — — — — — — — — — — Acquisition #n Organic Rental Revenue — — — — — — — — — — — — — — — — — % Cushion 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25 % Covenant Acquisition #n Rental Revenue — — — — — — — — — — — — — — — — — Test Period (Months) 3 6 9 12 12 12 12 12 12 12 12 12 12 12 12 12 12 Covenant for Test Period 3,000 6,300 9,900 13,700 14,700 15,800 16,800 17,800 18,800 19,700 20,500 21,300 22,100 22,900 23,700 24,000 24,000 Calculated Cushion 1,086 2,180 3,327 4,640 4,996 5,291 5,676 6,037 6,328 6,635 6,957 7,204 7,446 7,677 7,925 8,687 9,764 Notes: 1. Acquisitions will be added to the covenant levels in the month following the completion of the acquisition.